EXHIBIT 3

                                        EMPLOYMENT CONTRACT OF DAIN L. SCHULT




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                            AMERICAN COMMUNICATIONS ENTERPRISES, INC.
                                        Page 1 of 2



October 1, 1998

Mr. Dain Schult
7103 Pine Bluffs Trail
Austin, Texas 78729

Dear Dain:

With the formation of American Communications Enterprises, Inc. for the express purpose of purchasing and operating radio stations in the United States of America as well as creating Internet communication, advertising and entertainment services, hereinafter referred to as "ACE" or "the Company", we agree to the following:

1) The Company will hire you (upon the execution of this agreement) as its President and Chief Executive Officer for a period of no less than three years with renewable three year term options. Initially you will also serve as Chairman of ACE's Board of Directors and will be responsible for overseeing the following areas:

    A) Day-to-day, hands-on business operation of all radio stations acquired and corporate headquarters

    B) Such in-station consultation functions as may be required

    C) Staffing, training and managing of all needed employees

    D) Investigation, negotiation and acquisition of additional radio stations and Internet services

    E) Overseeing the creation of customized satellite and Internet programming for ACE's own radio networks and

    F) Performing such other functions as the corporation may from time to time assign you.

It is specifically agreed that, in the performance of your duties hereunder, you will use your best efforts in accomplishing the obligations of your position.

2) Your compensation will provide you with the following:

    A) A base salary of $125,000 per year. You will be provided an incentive plan with specific performance goals that, should you attain those goals, will pay you an annual bonus equal to or greater than your base salary.


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    B) Concurrent  with this  agreement,  the Company will adopt a stock program mutually agreeable to both parties hereto and providing you with the potential for majority ownership of said corporate entity. You will, however, receive no less than 40% equity in the form of preferred, voting stock in the Company.

    C) The Company will pay for such key man life insurance as may be required by its corporate lenders.

    D) The Company will provide you and your family with group medical insurance including dental.

    E) The Company will provide you with a corporate vehicle or, in lieu of that, make the monthly car payments of any vehicle you currently own that will be designated as the corporate vehicle.

    F) The Company will reimburse you for such expenses as may be reasonably necessary and customary for the direct performance of your obligations hereunder, including travel, long distance phone calls, staff help, office rent and expenses, etc. This will also include the costs of relocation of your office and even yourself and your family if ever necessary.

3) If any ACE equity investor decides to sell his or her equity position in the stations and/or the assets of ACE during the life of this agreement, ACE agrees to give you a 120 day right of first refusal to purchase same upon the same price, terms and conditions as are otherwise available to the equity investor.

If this is satisfactory and adequately reflects our agreements to date. please so indicate with your signature below.


___________________________________    Date:_____________

Dain Schult, Chairman, American Communications Enterprises, Inc. (ACE)



AGREED & ACCEPTED


This __________day of ____________________, 1998



-----------------------------------

Dain L. Schult


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